Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our reports dated November 24, 2015, April 20, 2015 and February 28, 2014, with respect to the consolidated financial statements of Endesa Argentina S.A. as of September 30, 2015 and for the nine-month period then ended, the consolidated financial statements of Endesa Argentina S.A. as of December 31, 2014 and for the year ended December 31, 2014 and the consolidated financial statements of Endesa Argentina S.A. as of December 31, 2013 and for the year ended December 31, 2013, respectively, included in the Registration Statement (Form 20-F) of Endesa Americas S.A.

/s/ Pistrelli, Henry Martin y Asociados S.R.L.

Pistrelli, Henry Martin y Asociados S.R.L.

Member of EY Global

Buenos Aires, Argentina

March 28, 2016